Exhibit 10.3
CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER A CONFIDENTIAL TREATMENT REQUEST, PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].
AMENDMENT NO. 2 TO DEVELOPMENT AND SUPPLY AGREEMENT
          This Amendment No. 2 to Development and Supply Agreement (“Second Amendment”), effective as of January 1, 2008, between Luminex Corporation, a Delaware corporation with principal offices at 12212 Technology Boulevard, Austin, Texas 78727 (“Luminex”), and Rules-Based Medicine, Inc. f/k/a RBM Acquisition, Inc., a Delaware corporation headquartered in Austin, Texas (“RBM”).
RECITALS
          A. Whereas, Luminex and RBM entered into a Development and Supply Agreement, effective as of September 5, 2002, to permit RBM to develop and distribute Developed Products for use with Luminex Instruments and Beads within the Territory (as amended, the “Agreement”);
          B. Whereas, Luminex and RBM entered into an Amendment No. 1 to Development and Supply Agreement on October 12, 2007 (“First Amendment”); and
          C. Whereas, the parties desire to make certain modifications to implement certain modifications under this Second Amendment;
          NOW THEREFORE, in consideration of the mutual obligations in this Second Amendment and for other good consideration, the receipt and sufficiency of which are acknowledged, the parties to this Second Amendment agree as follows:
AGREEMENT
I. Changes to the Agreement. For purposes of this Second Amendment, the following are changes to the Agreement:
          A. The term “Luminex Instrument” shall replace the term “Luminex 100 System” in all instances throughout the Agreement.
          B. Section 1.1 to the Agreement shall be deleted in its entirety and replaced with a new Section 1.1 as follows:
          Section 1.1 “Affiliate” means any entity that directly or indirectly owns, is owned by or is under common ownership with a party hereto, where “owns” or “ownership” means direct or indirect possession and/or control of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable equity interest in any other type of entity and as specifically agreed to by the Parties.
          C. Section 1.4 to the Agreement shall be deleted in its entirety and replaced with a new Section 1.4 as follows:

AMENDMENT NO. 2 TO DEVELOPMENT AND SUPPLY AGREEMENT - CONFIDENTIAL	Page 1

          Section 1.4 “Beads” means Luminex’s fluorescently-dyed microsphere beads supplied by Luminex for use with Luminex Instruments and made available by Luminex generally to customers for use in Tests as specifically set forth in Exhibit D.
          D. Section 1.18 to the Agreement shall be deleted in its entirety and replaced with a new Section 1.18 as follows:
          Section 1.18 “Luminex Instrument” means a laser-based fluorescent analytical test system consisting of Luminex’s instrumentation and the Software with computer components, as specifically identified in Exhibit B of this Agreement.
          E. Section 1.43 shall hereby be added to the Agreement as follows:
          Section 1.43 “Luminex Product” means Beads and Luminex Instruments.
          F. Section 1.44 shall hereby be added to the Agreement as follows:
          Section 1.44 “Party” means Luminex or RBM.
          G. Section 1.45 shall hereby be added to the Agreement as follows:
          Section 1.45 “Commercialize” means the generation of Net Sales resulting in an obligation to pay royalties to Luminex pursuant to this Agreement.
          H. Section 1.46 shall hereby be added to the Agreement as follows:
          Section 1.46 “Calendar Year” means each twelve-month (12-month) period during the term of the Agreement beginning January 1 and ending December 31.
          I. Section 2 of the First Amendment shall be deleted in its entirety and replaced with a new Section 2.12 to the Agreement as follows:
          Section 2.12 “Amendment of Elected Fields and Available Fields.” Exhibit G and Exhibit H to the Agreement are amended in their entirety by substituting the forms of Exhibit G attached to the First Amendment and Exhibit H attached to this Second Amendment, so that the Fields listed on Exhibit H attached to this Amendment shall constitute “Elected Fields” under the Agreement. Section 4.7(e) of the Agreement shall not apply to any Elected Fields resulting from the First Amendment or the Second Amendment. Further, Section 2.5 of the Agreement shall apply to any Elected Fields resulting from the First Amendment provided, however, that with respect to such additional Elected Fields, the phrase “thirty (30) months after October 12, 2007” shall be substituted for the phrase “eighteen (18) months after the Closing Date” as used in such Section 2.5. Notwithstanding the foregoing, the Elected Fields and Available Fields under the First Amendment or the Second Amendment shall in no event include Testing for microRNA (miRNA) as defined below, or testing for any of the following disease conditions or applications. However, the following exclusions shall in no way limit or infringe upon RBM’s right to

AMENDMENT NO. 2 TO DEVELOPMENT AND SUPPLY AGREEMENT - CONFIDENTIAL	Page 2

commercialize Developed Products in the Field of Research Immunoassays and Assays of Enzymes:
o	Neonatal Testing: For avoidance of doubt, Neonatal Testing means the field of Neonatal and Prenatal InVitro Diagnostic testing, including but not limited to, DNA, circulating fetal RNA, protein/peptide and/or small biologically active molecules (such as hormones) where the test results are used for the clinical diagnosis, prognosis or evaluation of a therapeutic approach or product and for the quantitative or qualitative measurement of clinical specimens, including organs, tissues, fluids and compartments associated with fetal development, diagnosis, staging, predisposition, prognosis and/or monitoring of disease and development in a human fetus and through the first six (6) months following birth (“Neonatal Testing”);

o	Point of Care Testing: For avoidance of doubt, Point of Care Testing means the delivery of clinical diagnostic testing services or products at the closest point to the patient, offered either as an outpatient service or emergency room or physician’s office or public health laboratory setting. Point of Care testing is the delivery of distributed primary care testing or testing products to the patient and is not associated with testing in the centralized laboratory in most typical hospital medical centers or centralized clinical reference laboratories (“Point of Care Testing”);

o	InVitro Diagnostic Cystic Fibrosis Testing;

o	InVitro Diagnostic Jewish Heritage Related Genetic Conditions Testing;

o	InVitro Diagnostic Coagulation Related Genetic Disorders Testing;

o	Bio-Threat Agent Testing: For avoidance of doubt, Bio-Threat Agent Testing includes, but is not limited to, testing and screening for pathogens and/or toxins that may potentially be used as a bio-threat or in bio-terrorism activities (“Bio-Threat Agent Testing”);

o	Human HLA, Tissue Typing and Histo-Compatability Testing for Transplantation Testing: For avoidance of doubt, human Leukocyte antigen (HLA) testing, which includes without limitation the Field of human histo-compatability testing is the detection and measurement of HLA (human Leukocyte antigen) cellular antigens, serum based antibodies to HLA antigens, soluble HLA antigens and nucleic acids related to such antigens (“HLA Testing”);

o	InVitro Diagnostic Human Papillomavirus (HPV) Infectious Agent Testing;

o	Commercial Blood Transfusion Product Testing: For avoidance of doubt, Commercial Blood Transfusion Product Testing means blood screening for infectious agents related to blood processing for therapeutic transfusion or industrial purposes (“Commercial Blood Transfusion Testing”);

AMENDMENT NO. 2 TO DEVELOPMENT AND SUPPLY AGREEMENT - CONFIDENTIAL	Page 3

o	MicroRNA Testing: For avoidance of doubt, Testing for microRNA (miRNA) refers to a class of small non-coding ribonucleic acid (RNA) species that are involved in gene expression regulation (“Testing for microRNA”);

o	Veterinarian, Companion Animal and Production Animal Testing: For avoidance of doubt, RBM shall be entitled to continue its testing with respect to animal samples submitted to RBM for research only testing services and kits that are produced by RBM for laboratory research animals, including, but not limited to, rodents, primates and canines, for clinical or medical based research; and

o	Crop Protection and Crop Safety Testing and Food Production and Food Safety Testing: For avoidance of doubt, RBM shall be entitled to market research-use Developed Products for crop safety and food safety testing in all sample types of human and animal subjects, provided the crop or food product is not for resale.
          J. Section 2.13 shall hereby be added to the Agreement as follows:
          Section 2.13 “Commercialization within the Field of Alzheimer’s Disease and Alzheimer’s Related Diseases Testing.” As to Developed Products in the Field of Alzheimer’s Disease and Alzheimer’s Related Diseases Testing, RBM shall (i) obtain all regulatory approvals required, if any, for the use, sales, marketing and distribution of the Developed Products for use within the Field of Alzheimer’s Disease and Alzheimer’s Related Diseases Testing set forth on Exhibit H, and (ii) have sold any number of such Developed Products for use within the Field of Alzheimer’s Disease and Alzheimer’s Related Diseases Testing set forth on Exhibit H for which a royalty is owed pursuant to Section 4.7 in the Territory, in each of (i) and (ii) within twenty-seven (27) months after the effective date of this Second Amendment. Failure to meet both of the preceding conditions may result in termination of certain rights of RBM hereunder under Section 8.4.
          K. Section 2.14 shall hereby be added to the Agreement as follows:
          Section 2.14 “Commercialization within the Field of Alzheimer’s Disease and Alzheimer’s Related Diseases Testing within the Territory.” As to Developed Products in the Field of Alzheimer’s Disease and Alzheimer’s Related Diseases Testing, RBM shall (i) obtain all regulatory approvals required, if any, for the use, sales, marketing and distribution of the Developed Products for use within the in the Field of Alzheimer’s Disease and Alzheimer’s Related Diseases Testing in the Territory, and (ii) have sold any number of such Developed Products for which a royalty is owed pursuant to Section 4.7 in each country in the Territory, in each of (i) and (ii) within thirty-nine (39) months after the effective date of this Second Amendment. Failure to meet both of the preceding conditions may result in termination of certain rights of RBM hereunder under Section 8.5.
          L. Section 3.4 to the Agreement shall be deleted in its entirety and replaced with a new Section 3.4 as follows:
          Section 3.4 “End User Restrictions.” RBM shall include a copy of the applicable End User Licenses and Software license agreements, labels and terms and conditions, a copy of

AMENDMENT NO. 2 TO DEVELOPMENT AND SUPPLY AGREEMENT - CONFIDENTIAL	Page 4

which, current as of the Effective Date, is attached hereto as Exhibit A (collectively, the “End User Licenses and Terms and Conditions”) with each Assay Product, as applicable, shipped to a customer or End User by or for RBM. For avoidance of doubt, LUMINEX shall include a copy of the End User Licenses and Terms and Conditions with each Luminex Instrument shipped to RBM and/or an End User and RBM shall not remove such End User License Terms and Conditions. LUMINEX shall have the right to change such End User Licenses and Terms and Conditions on thirty (30) days advance written notice to RBM, provided, however, LUMINEX agrees that it will not materially change the End User Licenses and Terms and Conditions (for purposes of this Agreement) without RBM’s prior written consent, which shall not be unreasonably withheld. After such thirty (30) day period, RBM shall be obligated to use the updated End User License and Terms and Conditions in Luminex Instruments and the newly manufactured batches of Developed Products and RBM shall use commercially reasonable efforts to (i) make customers and End Users aware of the End User Licenses and Terms and Conditions prior to the consummation of any sale, and (ii) effect and document sales of Developed Products and Luminex Instruments in such a manner as to legally bind such customers and End Users to the End User Licenses and Terms and Conditions.
          M. Section 4.7 (b), (c) and (f) to the Agreement shall be deleted in its entirety and replaced with a new Section 4.7(b), (c) and (f) as follows:
          Section 4.7(b) “Testing Services Royalties.” RBM shall pay to LUMINEX [***] of Net Sales of the Testing Services (the “Base Testing Services Royalty Amount”). Notwithstanding the foregoing, RBM shall pay to LUMINEX [***] on the Net Sales of the Testing Services in the Field of Alzheimer’s Disease and Alzheimer’s Related Diseases Testing in lieu of the royalty described in the preceding sentence.
          With respect to Biophysical Testing Services for a Biophysical Full Panel Test, the Testing Services Royalties shall be the greater of:
(i)	[***]	of RBM’s Net Sales of the Biophysical Testing Services performed on the Luminex platform; or

(ii)	[***]
          With respect to Biophysical Testing Services for a subpart of a Biophysical Full Panel Test, the Testing Services Royalties shall be the greater of:
(i)	[***] of RBM’s Net Sales of the Biophysical Testing Services performed on the Luminex platform; or

(ii)	the result derived by multiplying [***] by a fraction, the numerator of which is the number of analytes on the Luminex platform used by RBM in such subpart and the denominator of which is the number of analytes on the Luminex platform used by RBM in a Biophysical Full Panel Test.
          Section 4.7(c) “Developed Kit Royalties.” RBM shall pay to LUMINEX [***] of Net Sales of the Developed Kits (the “Base Developed Kit Royalty Amount”).

AMENDMENT NO. 2 TO DEVELOPMENT AND SUPPLY AGREEMENT - CONFIDENTIAL	Page 5

Notwithstanding the foregoing, RBM shall pay to LUMINEX [***] on the Net Sales of Developed Kits in the Field of Alzheimer’s Disease and Alzheimer’s Related Diseases Testing in lieu of the royalty described in the preceding sentence.
          Section 4.7(f) “Luminex Product Pricing.” RBM shall pay Luminex the amount set forth in Exhibit B hereto for each Luminex Instrument (“System Purchase Price”) purchased by RBM. Luminex may increase the System Purchase Price in its discretion upon thirty (30) days written notice to RBM, provided that such increases may occur no more frequently than once per year. Any such increase in the System Purchase Price shall be effective for all Luminex Instruments ordered after such written notice is provided. Notwithstanding the foregoing, Luminex may increase the System Purchase Price at any time to the extent of an increase in component pricing or costs associated with manufacture or production. Any such change in the System Purchase Pricing shall be effective for all Luminex Instruments ordered after notice is provided by Luminex.
          N. Section 4.10 shall be deleted in its entirety and replaced with a new Section 4.10 as follows:
          Section 4.10 “Reporting and Payment.” Payment of the Bead Prices and the System Purchase Price shall be made within thirty (30) days of RBM’s receipt of an invoice therefor. Within ten (10) days of the end of a given calendar quarter, RBM shall submit to LUMINEX a written report estimating the amount of Testing Services Royalties and Developed Kit Royalties payable to LUMINEX for the prior calendar quarter. Forty-five (45) days from the date of such report, RBM shall pay LUMINEX the full amount of Testing Services Royalties (or Base Testing Services Royalties, if applicable) and Base Developed Kit Royalties due for the prior calendar quarter and include a full report setting forth the amount of royalties payable to LUMINEX for such calendar quarter and all supporting data and calculations used by RBM to compute such royalties (“Royalty Report”). Beginning nine (9) months after the effective date of this Second Amendment, the supporting data and calculations that RBM shall be obligated to provide to Luminex shall include the quantity of each type of Kit and Testing Service sold within each country within the Territory and as specifically set forth in Exhibit J. All payments hereunder shall be made in U.S. Dollars in the United States by: (1) direct bank transfer to an account designated in LUMINEX’s invoice, (ii) check, or (iii) other form of payment acceptable to and approved in advance by LUMINEX. In the event that RBM is unable to make such payments in the United States, due solely to its inability to export funds from a country of the Territory, RBM shall notify LUMINEX immediately, and if so instructed by LUMINEX, deposit all monies due LUMINEX in an account of LUMINEX in a local bank of LUMINEX’s choice within the Territory. Any late payments shall bear interest at the rate of one percent (1.0%) per month or the highest rate permitted under applicable law, whichever is less, based on the number of days overdue.
          O. Section 4.16 shall hereby be added to the Agreement as follows:
          Section 4.16 “Luminex Product Life Cycle Management.” In the event that Luminex decides to discontinue production of any Luminex Product, as set forth in Exhibit B and Exhibit D, Luminex shall provide RBM six (6) months prior written notice of the affected Luminex

AMENDMENT NO. 2 TO DEVELOPMENT AND SUPPLY AGREEMENT - CONFIDENTIAL	Page 6

Product’s end of sale date and/or the last day the affected Luminex Instrument can be ordered. Luminex shall continue to provide service support for the discontinued Luminex Instrument for a period of five (5) years from the end of sale date, depending on the availability of spare parts. Furthermore, access to Luminex’s technical support assistance will be available for a period of five (5) years from the effective date of discontinuance for the Luminex Instrument.
          P. Section 4.17 shall hereby be added to the Agreement as follows:
          Section 4.17 “License Fee for the Field of Alzheimer’s Disease and Alzheimer’s Related Diseases Testing.” RBM agrees to pay Luminex for the Field of Alzheimer’s Disease and Alzheimer’s Related Diseases Testing a one-time, non-refundable license fee of [***] (“Field of Alzheimer’s Disease License Fee Payment”). Such Field of Alzheimer’s Disease License Fee Payment shall be due, at RBM’s election, on or before ten (10) calendar days following March 31, 2008. Such Field of Alzheimer’s Disease License Fee Payment hereunder shall be payable in U.S. Dollars (U.S.$) without deductions for taxes, fees or charges of any kind. In the event RBM fails to pay the Field of Alzheimer’s Disease License Fee Payment set forth above, all modifications to the Agreement and the First Amendment contained in this Second Amendment shall terminate and have no further force or effect and the relationship of the Parties shall be governed entirely by the terms and conditions of the original Agreement, as amended by the First Amendment.
          Q. Section 6.2 shall be deleted in its entirety and replaced with a new Section 6.2 as follows:
          Section 6.2 “Training”. At RBM’s request, Luminex will provide either (i) the then current instructor led introductory training course in use of the Luminex Instrument to End User purchasers of the Luminex Instrument, including lunch and study materials, at Luminex’s facilities in Austin, Texas or in Oosterhout, The Netherlands, as selected by RBM and as available by Luminex (ii) comparative internet-based introductory training courses in the use of the Luminex Instrument. Such training shall only be provided by Luminex within three (3) months of installation of each Luminex Instrument at RBM. RBM shall be solely responsible for all lodging and travel expenses of its employees. For each Luminex Instrument purchased, such training course will be provided free of charge to one individual. The cost for each additional person attending the training will be Luminex’s standard charge for such training at such time the training is delivered. Additional training courses may be offered by Luminex to RBM under mutually agreed upon terms and conditions by the Parties.
          R. Section 8.4 shall be deleted in its entirety and replaced with a new Section 8.4 as follows:
          Section 8.4 “Termination for Failure to Commercialize within an Elected Field.” If RBM fails to meet all the terms and conditions of Section 2.5 and Section 2.13 regarding Commercialization in each Field, then LUMINEX, at its sole discretion, may terminate the Agreement, but only with respect to the particular Elected Field as to which RBM failed to meet the Section 2.5 or Section 2.13 conditions, as applicable; and subject to six (6) months prior written notice by LUMINEX to RBM of its intent to terminate, and RBM’s failure to comply

AMENDMENT NO. 2 TO DEVELOPMENT AND SUPPLY AGREEMENT - CONFIDENTIAL	Page 7

with Section 2.5 or 2.13, as applicable, within such six (6) month period.
          S. Section 8.5 shall be deleted in its entirety and replaced with a new Section 8.5 as follows:
          Section 8.5 “Termination for Failure to Commercialize within the Territory.” If RBM fails to meet all the terms and conditions of Section 2.6 and Section 2.14 regarding Commercialization in an individual country or countries within the Territory, then LUMINEX, at its sole discretion, may terminate this Agreement, but only with respect to the particular Elected Field in the particular country or countries in which RBM failed to meet the Section 2.6 or Section 2.14 conditions, as applicable; and subject to six (6) months prior written notice by LUMINEX to RBM of its intent to terminate, and RBM’s failure to comply with Section 2.6 or Section 2.15, as applicable, within such six (6) month period.
          T. Section 9.1 shall be deleted in its entirety and replaced with a new Section 9.1 as follows:
          Section 9.1 “Trademarks”. Subject to the provisions of this Article 9, during the term of this Agreement, RBM shall have the right to advertise the Beads and Luminex Instrument under the trademarks, marks, and trade names of Luminex set forth in Exhibit C, as same may be amended in writing by Luminex from time to time (“Luminex’s Trademarks”). RBM shall not modify Luminex’s branding of Luminex Instruments. RBM shall fully comply with the restrictions set forth below and Luminex’s Trademark Usage Guidelines attached hereto as Exhibit I concerning the use of Luminex’s Trademarks (“Trademark Usage Guidelines”). Luminex shall have the right to change such Trademark Usage Guidelines on thirty (30) days advance written notice to RBM. After such thirty (30) day period, RBM shall be obligated to use the updated Trademark Usage Guidelines in Luminex Instruments and the newly manufactured batches of Kits and Testing Services. All representations of Luminex’s Trademarks that RBM intends to use shall first be submitted to Luminex for confirmation that such use would comply with Luminex’s trademark usage guidelines (which confirmation shall be deemed given if Luminex does not respond within twenty (20) Business Days of such submission) of design, color and other details, or shall be exact copies of those used by Luminex. Luminex may modify any Luminex Trademarks, or substitute an alternative mark for any Luminex Trademark, upon thirty (30) days prior notice to RBM.
          U. Exhibit B to the Agreement shall be deleted in its entirety and replaced with a new Exhibit B, attached hereto.
          V. Exhibit C to the Agreement shall be deleted in its entirety and replaced with a new Exhibit C, attached hereto.
          W. Exhibit D to the Agreement shall be deleted in its entirety and replaced with a new Exhibit D, attached hereto.
          X. Exhibit H to the Agreement shall be deleted in its entirety and replaced with a new Exhibit H, attached hereto.

AMENDMENT NO. 2 TO DEVELOPMENT AND SUPPLY AGREEMENT - CONFIDENTIAL	Page 8

          Y. Exhibit J to the Agreement shall be deleted in its entirety and replaced with a new Exhibit J, attached hereto.
This Second Amendment hereby amends the Agreement to incorporate the terms and conditions set forth in this Second Amendment. The relationship of the Parties shall continue to be governed by the terms and conditions of the Agreement, as amended by the First Amendment and this Second Amendment. In the event of a conflict between the terms and conditions of the Agreement, the First Amendment and this Second Amendment, the terms and conditions of this Second Amendment shall control.
All capitalized terms shall have the meanings defined for such terms in this Second Amendment or, if not defined in the Second Amendment, the meanings defined in the Agreement.

AMENDMENT NO. 2 TO DEVELOPMENT AND SUPPLY AGREEMENT - CONFIDENTIAL	Page 9

          IN WITNESS WHEREOF, the Parties have executed this Second Amendment to be effective as of the date first above given.

LUMINEX CORPORATION:		RULES-BASED MEDICINE, INC.:

By:	/s/ Russell Bradley	By:	/s/ T. Craig Benson

Name:	Russell Bradley	Name:	T. Craig Benson

Title:	V.P. Business Development	Title:	President & CEO

AMENDMENT NO. 2 TO DEVELOPMENT AND SUPPLY AGREEMENT - CONFIDENTIAL	Page 10

EXHIBIT B
LUMINEX INSTRUMENT PRICING
LX200-IS 2.3WB — RBM — Luminex 200 (Calendar Year Volume Discount)

Quantity of Instruments*
Purchased by RBM and	Price (US$)
its Affiliates	w/Luminex IS 2.3 Software
1-25	[***]
26-50	[***]
51-75	[***]
76-100	[***]
101 or greater	[***]
LX200-xPONENT-RBM — Luminex 200 (Calendar Year Volume Discount)

Quantity of Instruments*
Purchased by RBM and	Price (US$)
its Affiliates	w/Luminex xPONENT Software
1-25	[***]
26-50	[***]
51-75	[***]
76-100	[***]
101 or greater	[***]
Note: If the combined total of IS 2.3 and xPONENT Luminex Instrument purchases reach seventy-six (76) or greater for Calendar Year 2007, pricing will be [***] for each Luminex 200 IS 2.3 WB Instrument and [***] each Luminex 200 xPONENT-RBM Instrument, respectively. For avoidance of doubt, purchases by RBM of Luminex Instruments in a Calendar Year may not be credited towards the Luminex Instrument purchases for the following Calendar Year. For avoidance of doubt, Luminex Instruments purchased by RBM and credited towards price discounts in the tables above, shall not include refurbished and/or used Luminex Instruments.
By way of example, if RBM submits an annual forecast for a Calendar Year for the purchase of twenty-six (26) Luminex Instruments (LX200-IS2.3WB-RBM), RBM shall pay [***] for each of the twenty-six (26) systems forecasted and purchased within that Calendar Year. If on December 31st of that Calendar Year, RBM has only purchased twenty (20) Luminex Instruments during that Calendar Year, RBM shall be obligated to pay Luminex the difference in price of [***] (the price allocated to a volume purchase of one to twenty-five (25) systems during such Calendar Year) less [***] (the price allocated to a volume purchase of up to fifty (50) Luminex Instruments but no less than twenty-six (26) Luminex Instruments during such Calendar Year) multiplied by the twenty (20) Luminex Instruments (the quantity of Luminex Instruments purchased during such Calendar Year). For avoidance of doubt, the amount that RBM would have to pay Luminex on December 31st of such Calendar Year would be [***]. For avoidance of doubt, if RBM under forecasts the quantity of Luminex Instruments in any Calendar Year, Luminex shall not be obligated to credit any amount to RBM during such Calendar Year.

AMENDMENT NO. 2 TO DEVELOPMENT AND SUPPLY AGREEMENT - CONFIDENTIAL	Page 11

The volume discount table above applies to Luminex Instruments ordered by RBM and its Affiliates in the 2007 Calendar Year and shall not include refurbished and/or used Luminex Instruments. In addition, the above pricing shall apply to all Luminex Instruments purchased by RBM and its Affiliates that include Luminex supplied software and are ordered, with such requested shipment date prior to end of the Quarter of such order, for End Users by RBM in Calendar Year 2007. For avoidance of doubt, for each Luminex Instrument, which is purchased by and subsequently shipped to an End User by RBM and its Affiliates, RBM and its Affiliates shall provide to Luminex End User information, which shall include, but not be limited to the End User’s legal name and address, and the related contact information of such user and the date of shipment. Luminex shall consider this information “confidential” subject to the terms and conditions of this Agreement. For avoidance of doubt, RBM shall be required to submit to Luminex during the term of this Agreement and thirty (30) days prior to the beginning of each Calendar Year, an annual forecast of RBM and its Affiliates’ requirements of Luminex Instruments for such Calendar Year. If orders for Luminex Instruments submitted by RBM and its Affiliates for a specific Calendar Year are greater than twenty percent (20%) above the quantity of Luminex Instruments forecasted by RBM for the same Calendar Year, then Luminex shall use reasonable commercial efforts to fulfill the greater than twenty percent (20%) non-forecasted orders in its reasonable discretion.

AMENDMENT NO. 2 TO DEVELOPMENT AND SUPPLY AGREEMENT - CONFIDENTIAL	Page 12

EXHIBIT C
TRADEMARKS
Luminex®
Lumavidin®
xMAP®
Luminex® 200™
Luminex® XYP™
Luminex® SD™
Luminex® FlexMAP™
FlexmiR™
MicroPlex™
MagPlex™

AMENDMENT NO. 2 TO DEVELOPMENT AND SUPPLY AGREEMENT - CONFIDENTIAL	Page 13

EXHIBIT D
BEAD PRICES
CARBOXYLATED BEADS

Concentration	Volume
(Beads per mL)	(mL)	Total Beads	Price ($)
12,500,000	1	12,500,000	[***]
12,500,000	4	50,000,000	[***]
12,500,000	16	200,000,000	[***]
LUMAVIDIN BEADS

Concentration	Volume
(Beads per mL)	(mL)	Total Beads	Price ($)
2,500,000	1	2,500,000	[***]
CALIBRATION BEADS

Concentration	Volume
(Beads per mL)	(mL)	Total Beads	Price ($)
400,000	5	2,000,000	[***]
CONTROL BEADS 1

Concentration	Volume
(Beads per mL)	(mL)	Total Beads	Price ($)
500,000	5	2,500,000	[***]
CONTROL BEADS 2

Concentration	Volume
(Beads per mL)	(mL)	Total Beads	Price($)
400,000	5	2,000,000	[***]

AMENDMENT NO. 2 TO DEVELOPMENT AND SUPPLY AGREEMENT - CONFIDENTIAL	Page 14

EXHIBIT H
ELECTED FIELDS
The Field of Research Immunoassays and Assays of Enzymes
Research Immunoassays means the detection and/or quantitation of a substance and or organism/toxin using an antibody whether in a direct or competitive assay or an antigen to detect an antibody solely for Research Use. Assays of Enzymes means the detection of enzymes as opposed to the use of enzymes as part of another analytical method, e.g., ELISA solely for Research Use. For avoidance of doubt, this field shall encompass the entire Research Products Field other than Research Nucleic Acids.
DIAGNOSTIC FIELDS
The Field of Alzheimer’s Disease and Alzheimer’s Related Diseases Testing:
For avoidance of doubt, Alzheimer’s Disease and Alzheimer’s Related Diseases means any InVitro Diagnostic testing for the presence of, or predisposition to, progressive neurodegenerative diseases such as Alzheimer’s Disease in human patient samples. This includes without limitation the disease detection or screening for disease presence, patient disease predisposition, selection of therapy or therapeutic approach and the monitoring of therapeutic efficacy in progressive neurodegenerative diseases such as but not limited to, Alzheimer’s Disease (“Alzheimer’s Disease and Alzheimer’s Related Diseases Testing”).
The Field of Allergy Testing
The Field of Allergy Testing means the detection of allergens (known substances which cause allergic reactions), antibodies thereto (all classes) and markers associated with the allergic process.
Examples of analytes in this Field are: total and allergen specific immunoglobulin (IgE) and other immunoglobulin (IgG, IgA) mites, foods, ragweed, pollen and other substances, e.g., histamine, directly related to the allergic response.
The Field of Autoimmune Disease Testing
The Field of Autoimmune Disease Testing means the detection and measurement of antigens (soluble or cellular) and serum antibodies thereto which are related to auto immune diseases such as lupus erythematosus, rheumatoid arthritis, Sjogrens disease, Scleroderma, Diabetes, and various neurological disorders, etc.
Examples of analytes in this Field are: anti-nuclear antibodies, anti-DNA antibodies, smooth

AMENDMENT NO. 2 TO DEVELOPMENT AND SUPPLY AGREEMENT - CONFIDENTIAL	Page 15

muscle antibody, anti-cardiolipin antibodies, anti-mitochondrial antibodies, anti-neutrophil Cytoplasmic Antibodies (ANCA), rheumatoid factor, anti-myelin
The Field of Bacteriological Immunoassays
The Field of Bacteriological Immunoassays means the detection of bacteria, toxins related thereto and antibodies thereof.
Examples of analytes in this Field are: salmonella, campylobacter, H. Pylori, staphylococcus, streptococcus, tuberculosis, E. coli and related toxins, syphilis, gonorrhea
The Field of Cancer Marker Immunoassay Testing Services
The Field of Cancer Marker Immunoassay Testing Services means Testing Services for those markers, antibodies thereto which are diagnostic for and/or used to detect and monitor cancers of all types, solid and lymphatic.
Examples of analytes in this Field are: PSA, CEA, PAP, AFP, CA 19-9, CA 15-3, CA 125, calcitonin
The Field of Cardiac Event Marker Testing
The Field of Cardiac Event Marker Testing means the detection of markers associated with a heart attack, stable and unstable angina, congestive heart disease, ventricular dysfunction and related cardiac conditions.
Examples of analytes in this Field are: CKMB, Troponin I, Troponin T, myoglobin. The Field of Coronary Artery Disease Marker Testing
The Field of Coronary Artery Disease Marker Testing means the detection of markers which are indications of coronary artery disease including hypertension and risk of cardiac events.
Examples of analytes in this Field are: fibrinogen, homocystine, apolipoproteins, lipoproteins including genetic markers of the diseases, aldosterone, renin, catecholamine, ferritin, B12/Folate.
The Field of Cytokine/Chemokine Immunoassay Testing
The Field of Cytokine/Chemokine Immunoassay Testing means the detection of intercellular messengers, their receptors and antibodies thereto, specifically excluding endocrine hormones.
Examples of analytes in this Field are: interleukins, growth factors, apoptotic and signal transduction markers.

AMENDMENT NO. 2 TO DEVELOPMENT AND SUPPLY AGREEMENT - CONFIDENTIAL	Page 16

The Field of Drugs of Abuse
The Field of Drugs of Abuse means the detection or recreational, elicit and other drugs which are abusive by nature or abusive in overdoses.
Examples of analytes in this Field are: cocaine, canabinoids, barbiturates, amphetamines and metabolites.
The Field of Endocrinology Testing
The Field of Endocrinology Testing means the measurements of hormones secreted by the endocrine system.
Examples of analytes in this Field are: T4 (triiodothyronine), T3 uptake, free T4, TSH (thyroid stimulating hormone), HGH (human growth hormone), somatostatin, cortisol, insulin antibody, thyroglobulin, HCG, Estrogen, Estriol, Estradiol, FSH (follicle stimulating hormone), LH (leutinizing hormone), Prolactin, HPL (human placental lactogen), Testosterone, Progesterone.
The Field of Hemostasis
The Field of Hemostasis means the measurement of clotting factors, antigens and antibodies related to clot formation, antigens and antibodies related to thrombolysis and other markers directly involved in measuring status of hemostasis.
Examples of analytes in this Field are: soluble fibrins, D-dimer, fibrin degradation products, beta-thromboglobulin, factor IIA, factor XIIA, other coagulation factors, protein C.
The Field of Immunoglobulin and Serum Protein Testing
The Field of Immunoglobulin and Serum Protein Testing means the detection and measurement of various immunoglobulin, their classes and sub-classes and serum proteins, excluding proteins associated with other Fields as defined herein.
Examples of analytes in this Field are: IgG, IgM, IgA and their sub-classes, complement, alpha 1 antitrypsin, C-Reactive protein, ceruloplasmin, haptoglobin, transferrin.
The Field of Mycology/Parasitology Immunoassays
The Field of Mycology/Parasitology Immunoassays means the detection of fungi and parasites, toxins related thereto and antibodies thereof.
Examples of analytes in this Field are: aspergillus, Candida, markers or antibodies associated with schistosomiasis, giardia lamblia, leishmaniasis, Lyme Disease, Chagas, toxoplasmosis.

AMENDMENT NO. 2 TO DEVELOPMENT AND SUPPLY AGREEMENT - CONFIDENTIAL	Page 17

The Field of Nutritional Status Testing
The Field of Nutritional Status Testing means the measurement of analytes associated with and indicative of an individual’s nutritional status.
Examples of analytes in this Field are: Vitamin, trace metals, coenzymes.
The Field of Osteoporosis Testing
The Field of Osteoporosis Testing means the detection of markers which solely or partially help determine the existence of an osteoporotic condition and/or stage of the disease including the specific treatment thereof.
Examples of analytes in this Field are: osteocalcin, C-telopeptide, N-telopeptide, alkaline phosphatase, acid phosphatase.
The Field of Therapeutic Drug Monitoring
The Field of Therapeutic Drug Monitoring means the measurement of drug levels in patients in order to monitor their levels to achieve optimal therapy.
Examples of analytes in this Field are: antibiotic aminoglycosides such as amikacin and, vancomycin, drugs to treat respiratory diseases such as, drugs to treat neurological diseases such as Dilantin and Phenobarbital for epilepsy, cyclosporin, drugs to treat cancer such as methotrexate, Taxol, cardiac drugs such as Digoxin, etc.
The Field of Virology Immunoassays
The Field of Virology Immunoassays means the detection of viruses, toxins related thereto and antibodies thereof.
Examples of analytes in this Field are: HbsAg, Hepatitis C, HIV, rotavirus, respiratory syncytial virus, influenza, herpes, chlamydia, HIV, Herpes, chlamydia, HIV, (EXCLUDING HPV INFECTIOUS AGENT AND COMMERCIAL BLOOD TRANSFUSION TESTING)

AMENDMENT NO. 2 TO DEVELOPMENT AND SUPPLY AGREEMENT - CONFIDENTIAL	Page 18

EXHIBIT I
TRADEMARK USAGE GUIDELINES

AMENDMENT NO. 2 TO DEVELOPMENT AND SUPPLY AGREEMENT - CONFIDENTIAL	Page 19

Luminex Corporation
Partner Co-Branding Guidelines

Introduction	1
Logo usage	2
xMAP medallion — Print	3
xMAP medallion usage	4
xMAP logo — OEM	5
xMAP communication imagery	6
Partner Co-Branding advertising
Level 1	7
Level 2	8
Level 3	9-10
Trademark	11

Introduction
Luminex licenses its core technology to many leading companies in different subsegments within the life sciences industry. Our partners leverage the multiplexing capabilities of Luminex’s xMAP* solution against competing single-plex and multiplexed technologies. Through consistent and cooperative branding, Luminex and our partners can maintain and enhance the strength of the xMAP message and collectively increase the entry barrier for competing technologies.
The xMAP brand is reflected every time we communicate with the marketplace. From the logo to the Luminex web site to all of the various xMAP-related marketing materials, the key to effectively communicating the brand is consistency.
The graphic standards and guidelines presented in this document serve as a tool for ensuring that a clear and consistent presentation of the Luminex and xMAP brand identities are sustained throughout all forms of communication. Strictly following these standards and guidelines is paramount to maintaining the integrity of these brands in the marketplace.

The xMAP logo must be used in media where Luminex xMAP technology is incorporated into the product and any of the following are mentioned:
•	Multiplex (or other forms of this word — i.e. multipara-meter, multiplexing, multiple tests, bead array, etc.)

•	Microspheres (or other similar reference to the microspheres — i.e. beads)

•	xMAP

•	Luminex
Proper Usage of the Logos
All logo artwork/files will be provided to you by the Luminex Marketing Department. With the exception of size, this artwork should not be altered in any way, recreated or scanned in from another document.
Available File Formats
Luminex anticipates that the xMAP logo will be used in different media — web sites, signage, or corporate collateral. As a result, the following file formats are available:
•	EPS. This is the most popular and recommended format because it is resolution independent and scales well. It should be used for any collateral that is to be printed — either commercially or from a desktop printer.

•	JPEG. This format is preferred for PowerPoint and other computer-based presentations. A majority of programs will read JPEGs, but is not intended for high-quality reproduction. Scaling of JPEGs is not encouraged.

Four-color logo
Black and white logo
Footnote
The xMAP® medallion and xMAP® logo are trademarks of Luminex Corporation
It is our belief that the xMAP brand transcends Luminex. As such, it can be effectively incorporated into a partners’ awareness campaign without detracting from the partner branding. In an effort to create consistency, these guidelines primarily focus around the use of the xMAP medallion logo, pictured left. This medallion is the cornerstone of these branding guidelines.
The xMAP medallion is to be used in all types of print media. For use on OEM products, see page 5.
There are two versions of the logo medallion. The number of colors should be consistent with the colors in the application (i.e. four-color, two-color [see page 5], or black and white.) The four-color version of the medallion is always preferred, but in situations where color cannot be used, the black and white version is acceptable.
Always use the footnote stated in each piece of print material excluding advertisements.

Background color
It is acceptable to place the logo on a white, black or color background Avoid placing the medallion on a background where the logo would not be legible
Area of isolation
The space around the logo shall be equal to the height of the “x” in xMAP
Size of logo
The minimum size of the logo in all print shall be 1 5” wide If you encounter a size restraint, please contact the marketing department at Luminex (512 219 8020) for instruction
Web
In general, follow the usage guidelines for print For specific instructions please contact the marketing department at Luminex, 512 219 8020

2-color xMAP logo
1-color xMAP logo
When placing the xMAP trademark on OEM products, use the xMAP logo to the left. The minimum width of the logo should be 1.5”.
The xMAP logo shall be conspicuously and permanently imprinted onto the front of the product (or on the same side of the product as the OEM’s name) unless otherwise approved in writing by Luminex. The OEM’s name shall be more prominent than the xMAP logo.
Color usage of the xMAP logo can be displayed in one, two, or four colors. Color usage should be consistent with the items on the product. For 2-color usage, the logo prints black and red (PMS 185).
If your company’s logo is smaller than the xMAP logo, please contact the marketing department at Luminex (512.219.8020) for instructions on using the logo.

[GRAPHIC]
Caption
Supporting visuals
Luminex has created a variety of images to help communicate and demonstrate xMAP technology and multiplexing These images can be used in all forms of marketing communications as secondary, supporting imagery Please include captions with the images that explain the visual. To the left is an example of a caption
Images here are just a sample of what is available Please contact the Marketing Department at Luminex (512 219 8020) to obtain imagery and supporting copy
Example of a full page partner ad with xMAP supporting imagery and messaging

There are 3 levels of Luminex Partner Co-Branding advertising The example shown here is Level 1 advertising
The content for Level 1 ads will be developed by Luminex, and Luminex will fund the ads On some ads, we hope to highlight specific partner products and partner brands In such cases, the content will be developed in conjunction with the partner
These advertisments will be created by Luminex and partner approval will be secured prior to releasing the ads for print

Full page ad
Luminex xMAP sidebars shall be 1/4 of the ad size
Copy will be provided by Luminex, and should not be changed or edited in any way If your ad size limits the amount of Luminex copy, please contact the marketing department at Luminex for instructions
Color red is 4-color process C O M 91 Y 76 K 0 Do not alter this color in any way
Body copy always reverses to white and is set in Berthold Akzidenz Grotesk The copy should fill up the sidebar space while staying within the live area of the ad Also, keep the xMAP medallion and Luminex logo within the live area of the ad
For logo files, please contact the Luminex marketing department
The examples shown here are Level 2 advertising
This level of advertisement includes xMAP® messaging in a sidebar that is 1/4 of the ad space Based on the particular brand identity, the xMAP sidebar can be placed on the left side right side, or the bottom of the ad
In order to achieve maximum recognition and brand awareness, the guides for the xMAP sidebars shown here must be followed exactly
These partner ads will be co funded by Luminex and must be approved by the Luminex marketing department prior to release
Full page ad

Full page example
The examples shown on this page and the next are Level 3 advertising.
This level of advertisement includes the 4-color xMAP® medallion. These are ads which are funded by partners, but mention multiplexing, microspheres, or make other reference to Luminex or xMAP technology
If ‘Luminex’, ‘microspheres’, ‘beads’, ‘xMAP’®, or ‘multiplexing’, or any related topics, are mentioned in text, the xMAP medallion must be present in the ad. The size of the medallion cannot be any smaller than two-thirds the size of the partner logo, or 1.5” wide.
When the medallion is used in partner advertising, or other media, Luminex reserves the right to approve the size and placement of the medalli on in the ad prior to release.
Always try to place the xMAP medallion on a solid background. For logo files, contact the Luminex marketing department.
1/3 page island example

Full spread example
1/2 page spread example

General Trademark Issues and Guidelines
This section describes the do’s and don’ts of trademark usage, placement and consistency
Philosophy on Trademarks and Brands
Luminex’s trademarks and brands are Luminex intellectual property and are important and valuable assets of the corporation A trademark is any word, design slogan, sound or symbol (including nonfunctional unique packaging) that serves to identify a specific product brand A brand is a trademark or (combination of trademarks) that, through promotion and use has acquired significance over and above its functional use by a company to distinguish its goods or services from those of other traders
Trademarks must be used properly Follow these Guidelines for using Luminex’s and other trademarks designated by Luminex and brands properly in internal and external communications, documents and electronic messages
The Trademark Golden Rules
1	ALWAYS use a trademark as an adjective, accompanied by an APPROPRIATE noun Do not use a trademark as a noun Do not pluralize a trademark or make it possessive (which would be using it as a noun) Do not join a trademark to other words, symbols or numbers, either as one word or with a hyphen Do not abbreviate a trademark Example of correct usage “xMAP® technology makes your life easier ® Example of incorrect usage “xMAP® makes your life easier”

2	ALWAYS use the proper spelling and the proper trademark symbol For the trademark symbol the superscript mode is preferred, but if it is not available, use parentheses (™), (SM) or (R) A service mark is any word, phrase, design or symbol that operates to identify a specific brand of service

3	ALWAYS use trademarks and brand names in the ways they were intended to be used Do not use them for goods or services for which they were not originally intended Do not alter them in any way Do not make puns out of them or portray them in a negative light
Trademark Symbols
In letters, memos, press releases, white papers, advertising slides, foils, video and other multimedia presentations
•	Properly designate (with ® ™ or SM) all of Luminex’s trademarks at the most prominent use (usually a headline) and again on the first occurrence in copy if it is possible that the document may be distributed in sections or chapters, then then it is advisable to treat each section as a first occurrence issue

•	In the case of presentation graphics, trademarks should be designated with the proper trademark symbol on each page, slide, and foil
In newsletters, magazines and publications containing multiple articles
•	Properly designate (with ®, ™ or SM) all of Luminex’s trademarks on the first occurrence in the Table of Contents, in headlines and on the first occurrence in EVERY article in which they are used
In brochures annual/quarterly reports, books, technical documentation, and other bound documents
•	Properly designate (with ®, ™ or SM) all of Luminex’s trademarks on the first occurrence in the Table of Contents, in headlines, and on the first occurrence in text (at least once per chapter/section )

•	In all charts or graphs, properly designate trademarks (with ® ™ or SM) as they could be copied or pulled and used independently

•	In all tag lines incorporating a trademark slogan, e g ‘ Powered by Luminex® xMAP® Technology”, always use the trademark symbol in every reference
Position of Trademarks
Consistent postioning of trademarks is a requirement for correct usage For the trademark symbol, the superscript mode is preferred, but if it is not available use parentheses (TM), (SM) or (R) Do not use the subscript mode as it is non-standard and may not be complied with by vendors or partners It is not an issue that the Luminex logo has a subscript* and the text reference to Luminex has a superscript

30106-138-4	11

EXHIBIT J
QUARTERLY ROYALTY REPORT INFORMATION
Royalty and Net Sales Information:

Net Sales of Developed Kits (generated in prior Quarter)	$
Total Royalties due from Net Sales of Developed Kits (generated in prior Quarter)	$
Net Sales of Testing Services (generated in prior Quarter)	$
Total Royalties due from Net Sales of Testing Services (generated in prior Quarter)	$
Summary Royalty Data, Calculation and Luminex Instrument Information:
A. Kit Sales (in prior Quarter)

Type of Developed Kit Sold	Quantity	Country (where Developed Kit is sold to)

1.
2.
3.
B. Testing Services Sales (in prior Quarter)

Type of Testing Service Sold	Quantity	Country (where sold to)

1.
2.
3.
For avoidance of doubt, RBM shall include data consistent with the current terms and conditions set forth in this Agreement used to compute Royalties.

AMENDMENT NO. 2 TO DEVELOPMENT AND SUPPLY AGREEMENT — CONFIDENTIAL	Page 20